Exhibit 4.82

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (hereinafter referred to as this “Agreement”) is entered into by and among NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the “Company”), and WOODSIDE CAPITAL PARTNERS IV, LLC (“WoodSide IV”), WOODSIDE CAPITAL PARTNERS IV QP, LLC (“WoodSide IV QP”), WOODSIDE CAPITAL PARTNERS V, LLC, as assignee of Lehman Brothers Commercial Bank (“Woodside V”), WOODSIDE CAPITAL PARTNERS V QP, LLC, as assignee of Lehman Brothers Commercial Bank (“Woodside V QP,” and together with Woodside V, the “Assignees”) (Woodside IV, Woodside IV QP, Woodside V and Woodside V QP are collectively referred to herein as the “Holders”) and Woodside Agency Services, LLC (the “Collateral Agent”),  this 26th day of April, 2010.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, as defined below.

RECITALS:

WHEREAS, the Company, the Holders and the Collateral Agent entered into that certain Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended, modified, or supplemented from time to time, the “Securities Purchase Agreement”);

WHEREAS, the Company, the Holders and the Collateral Agent entered into that certain Amendment No. 8 to Securities Purchase and Loan Agreement, dated as of April 26, 2010 (the “Forbearance Agreement”);

WHEREAS, the Company and the Holders entered into that certain Contingent Interest Payment Agreement, dated as of November 30, 2007 (the “CIP Agreement”);

WHEREAS, the Company and the Holders entered into that certain Fee Agreement, dated as of November 30, 2007 (the “2007 Fee Agreement”);

WHEREAS, certain warrants (evidenced by Warrant Certificate Numbers WC-1, WC-2, WC-3, WC-4, WC-5, WC-6, WC-7, WC-8 and WC-9) (the “Warrants”) were issued to Woodside IV, Woodside IV QP, and Lehman Brothers Commercial Bank pursuant to Section 2 of the Securities Purchase Agreement on November 30, 2007; the Warrants issued to Lehman Brothers Commercial Bank evidenced by Certificate Numbers WC-7, WC-8 andWC-9 were subsequently assigned to the Assignees; and, pursuant to Section 11 of the Securities Purchase Agreement, the Holders have certain rights to put their Warrants to the Company (the "Put Rights"); and

WHEREAS, the Company, the Holders and the Collateral Agent have entered into that certain letter agreement Re: Fee Arrangements (the “Woodside Fee Agreement”), dated as of April 26, 2010, pursuant to which each of the Holders has agreed to (a) surrender each of the Warrants held by it to the Company for cancellation and (b) relinquish its right to receive its portion of the CIP Amount (as defined in the CIP Agreement) and the Fee Amount (as defined in the 2007 Fee Agreement).

Exhibit 4.82

NOW, THEREFORE, the parties hereto, in implementation of the Woodside Fee Agreement, agree as follows:

1.           Representation and Warranty. The Holders hereby represent and warrant that they collectively own all Warrants, free and clear of all liens, pledges, hypothecations, claims, restrictions or encumbrances, and that no other person, firm or entity has any interest whatsoever in the Warrants, the Put Rights, the CIP Amount or the Fee Amount.

2.           Surrender of Warrants.  Each Holder hereby represents that it has surrendered each of the Warrants held by it to the Company for cancellation and hereby relinquishes all right, title and interest in and to the Warrants and the related Put Rights held by it.

3.           Relinquishment of Rights Under the CIP Agreement and 2007 Fee Agreement.  Each Holder hereby relinquishes (i) all of its right, title and interest in and to its portion of the CIP Amount (as defined in the CIP Agreement) and (ii) all of its right, title and interest in and to the Fee Amount (as defined in the 2007 Fee Agreement).

4.           Termination.  The Warrants, the Put Rights, the CIP Agreement and the 2007 Fee Agreement are hereby terminated and are of no further force and effect, and the Holders shall have no further rights, and the Company shall have no further obligations, under the Warrants, the Put Rights, the CIP Agreement, or  the 2007 Fee Agreement.

6.           Invalidity.  If any of the provisions or terms of this Agreement shall be held for any reason to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms hereof, and this Agreement shall be construed as if such unenforceable term had never been contained herein.

7.           Governing Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflicts of laws principles.

8.           Entire Agreement.  This Agreement supersedes all agreements between the parties with respect to the subject matter hereto, whether verbal or written, and embodies the entire terms and conditions of the Agreement between the parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and/or assigns.

9.           Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original against the party whose signature appears thereon, and all of which shall be considered an original and together shall constitute one agreement.  Facsimile signatures shall have the same effect as original signatures.

Exhibit 4.82

[Signature Page to Follow]

Exhibit 4.82

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WOODSIDE CAPITAL PARTNERS V, LLC

By: Woodside Opportunity Partners II, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By	: /s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS V QP, LLC

By: Woodside Opportunity Partners II, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By	: /s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS IV, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By	: /s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS IV QP, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By	: /s/ Scott Schooley
Name: Scott Schooley
Title: Manager

Exhibit 4.82

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: CEO